Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER RESULTS;
CONTINUED PROGRESS ON LIQUIDITY INITIATIVES

  Loss from continuing operations of $1.13 per share driven by goodwill and intangible impairment charges

  Operating expenses reduced

  Tangible capital ratio improved

  Credit reserves increased

     NEW YORK – October 16, 2008 – CIT Group Inc. (NYSE: CIT) today reported a loss from continuing operations of $301.6 million ($321.7 million after preferred dividends), or $1.13 per share, for the third quarter of 2008, compared to income of $208.5 million ($201.0 million after preferred dividends), or $1.05 per share for the comparable 2007 quarter. The loss included a $455 million pre-tax ($364 million after-tax) non-cash write-down of goodwill and other intangible assets of the Vendor Finance business segment, which does not affect the tangible capital of the Company.

     “In the face of unprecedented market disruption, our Transportation and Trade Finance segments continued to earn double-digit returns, and Corporate Finance remained profitable despite the challenging marketplace. Vendor Finance returns were disappointing and we are undertaking a restructuring of that unit,” said Jeffrey M. Peek, Chairman and CEO.

     “During the quarter, we advanced our liquidity initiatives and made progress on our long-term funding strategy. We procured new funding arrangements, refinanced existing borrowing facilities, and grew deposits at CIT Bank. We continue to explore opportunities to expand our deposit taking capabilities and stabilize our funding model, and the recent government actions support the timeliness of this initiative. As we evaluate our options, we remain committed to maintaining significant cash balances, a large pool of unencumbered assets, and solid credit reserve and capital positions. Additionally, in response to current market conditions, we have further tightened our underwriting and origination strategies while continuing to support our key clients.”

     During the quarter, we prepaid $2.1 billion in bank borrowings and repaid $1.5 billion of unsecured term debt and the remainder of outstanding commercial paper. We ended the third quarter with $7.7 billion of cash, including $4.5 billion of corporate cash, $1.0 billion of cash and short-term investments at CIT Bank (available to fund commercial originations by the bank), $1.3 billion of other cash balances and $0.9 billion of restricted cash (largely related to securitizations). The amounts above include approximately $600 million held in the Reserve Primary Fund, a money market fund investment in orderly liquidation.

     We continued our strong focus on liquidity by executing on a number of initiatives during the quarter including:

  Closed on the sale of the home lending business and manufactured housing portfolio in early July, with substantially all of the $1.8 billion in cash proceeds received and all $4.3 billion of the related secured debt transferred. The Company no longer has direct exposure to this asset class.

  Refinanced $6 billion of secured funding facilities including approximately $4 billion of conduit facilities that finance government-guaranteed student loans and a $2 billion conduit facility to finance equipment loans and leases.

  Received approximately $1.3 billion of the $3 billion long-term, committed financing facility from Goldman Sachs, with the remainder expected to be funded by year-end.

  Issued approximately $800 million of deposits, consisting of $700 million of time deposits and the remainder in brokerage sweep accounts through CIT Bank, our Utah-based industrial bank.

  Borrowed approximately $400 million under a secured aircraft financing facility, under which we expect to finance an additional $1.1 billion of Airbus plane deliveries.

  Limited asset growth during the quarter, as seasonal factoring growth was offset by lower origination volume, and the sale of approximately $500 million of assets (primarily commercial aircraft and commercial loans).

  Signed a commitment letter with Wells Fargo for a $500 million secured lending facility that is subject to due diligence and closing conditions.

     We maintain a plan that we expect will satisfy our funding requirements for the next twelve months without accessing the unsecured debt markets. Our estimated funding needs for the next twelve months, including unsecured debt and bank line maturities and equipment purchase commitments, approximate $13 billion. We anticipate satisfying these needs through a combination of cash on hand, existing borrowing facilities, additional secured financings and balance sheet reduction strategies including portfolio run-off, volume reductions and asset sales.

Consolidated Financial Highlights of Continuing Operations:

     Our third quarter results reflect the liquidity actions, as well as a focus on efficiency and credit risk management. During the quarter we increased the reserve for credit losses by approximately $75 million, due to weakening economic conditions and higher non-performing asset balances. We also reduced expenses by approximately $12 million from last quarter and initiated further cost savings actions. The ratio of total tangible equity to managed assets at September 30, 2008 improved to 9.16% from 9.02% at June 30, 2008. This ratio is not impacted by the goodwill and intangible impairment charges. Approximately 76% of commercial assets remain unencumbered ($42 billion).

The quarter also included the following noteworthy items:

  Goodwill and intangible asset impairment charges ($455.1 million pretax, $363.6 million after tax) related to the Vendor Finance segment triggered by diminished earnings expectations for the segment, coupled with the prolonged period that our stock has traded below book value. We are in process of restructuring and refocusing this unit in order to return the business to acceptable profitability. The charges represent the entire goodwill and the majority of the intangible assets attributable to the segment.

  A work force reduction and facility closing charge ($28.4 million pretax, $18.4 million after tax), reflecting the elimination of approximately 165 employees in conjunction with streamlining operations across the Company. Employee headcount for continuing operations totaled approximately 5,245 at September 30, 2008, down from 5,425 at June 30, 2008, and 6,545 a year ago.

  A loss ($18.0 million pretax, $10.4 million after tax) on the $600 million money market fund investment that is currently in an orderly liquidation under supervision of the SEC and whose net asset value has fallen to below $1.00.

Net Finance Revenue

  Net finance revenue as a percentage of average earning assets was 2.20%, down 14 basis points from last quarter, on increased funding and liquidity costs, lower lease margins and higher non-accrual loans.

  Operating lease net revenue was 6.60% of average operating leases, down from 6.73% last quarter due to lower margins in the rail business.

Other Income

  Other Income continues to be impacted by reduced market activity and includes the previously discussed money market fund investment loss. The prior quarter includes $9.2 million of losses from asset sales and $20 million in impairment charges on retained interests.

  Fees and other income were up slightly from the prior quarter.

  Factoring commissions rose from last quarter due to the seasonal increase in factoring volume.

  Gains on receivable sales and syndication fees were down from last quarter consistent with the constrained market conditions in the commercial loan market.

  Commercial loan sales and syndication volume were down from last quarter, which included receivables sold for liquidity purposes. There were no off-balance sheet securitization transactions in the current quarter.

  Equipment gains, primarily reflecting aircraft sales, were down from last quarter.

Credit Quality – Commercial

  Net charge-offs as a percentage of average finance receivables were 0.95% for the commercial businesses, up from 0.56% last quarter as charge-offs in all segments, with the exception of Transportation Finance, increased. The sequential quarter increase primarily reflects a $12 million charge-off on a commercial real estate loan on which we foreclosed, and $13 million of charge-offs related to previously-acquired receivables in Vendor Finance. The commercial charge-off ratio was 0.71% for the nine months ended September 30, 2008.

  60+ day owned delinquencies for the commercial businesses were 1.96% of finance receivables, down from 2.43% last quarter, primarily due to an energy loan that was brought current in the third quarter and a foreclosure of property underlying a previously- delinquent commercial real estate loan that was transferred to other assets.

  Non-performing assets for the commercial businesses were 2.08% of finance receivables at September 30, 2008, up modestly from 2.03% from last quarter. Commercial non-performing assets are specifically reserved to estimated realizable value based on underlying collateral and cash flows.

  The commercial segments’ credit reserves increased by $59 million to $636 million. The reserve as a percentage of finance receivables increased to 1.52% from 1.43% last quarter.

Credit Quality – Consumer Segment

  Net charge-offs in the Consumer segment were $30 million, essentially flat with the prior quarter, and primarily reflect losses in the private student loan portfolio.

  60+ day owned delinquencies were up ($6 million) to 5.10%, from 4.98% last quarter. Non-performing assets increased to $191 million from $167 million last quarter. These increases are due to the private student loan portfolio.

  Credit reserves for the Consumer segment were increased by $16 million during the quarter to $220 million at September 30, 2008, relating to private student loans.

Expenses

  Salaries and general operating expenses decreased $12 million from last quarter and $40 million (11%) from the year-ago quarter, primarily reflecting reduced salaries and benefits due to lower headcount. Management intends to focus on continued expense reduction and efficiency ratio improvement.

  The third quarter charges for severance and the disposition of facilities ($28 million) brought the year to date charges to $114 million and reflect reductions of approximately 900 employees throughout the organization. Expected annual savings from these year to date actions are approximately $123 million, of which approximately $23 million was realized in the current quarter.

  Total annual savings from the above actions and other efficiency initiatives are expected to exceed $200 million for 2009.

Income Tax Provision

  The tax benefit for the quarter on the loss from continuing operations reflected a benefit on domestic losses that exceeded the provision on international earnings. The favorable impact of this domestic / international earnings mix was mitigated by non-deductible goodwill impairment charges.

Assets

  Origination volume in our commercial businesses, excluding factoring, was $3.9 billion for the quarter, down from $5.0 billion last quarter. We continue to limit new origination volumes to balance our liquidity goals with customer needs and the preservation of franchise value.

  Managed assets were down $0.5 billion, 1%, from last quarter to $71.2 billion. Excluding seasonal growth trends in Trade Finance, managed assets were down $1.2 billion sequentially.

  Loan sales and syndication activity for the current quarter totaled $0.4 billion, reflecting the continued illiquid markets, down from over $3 billion in the prior quarter.

  Financing and leasing assets held for sale were $0.6 billion at September 30, 2008, down from $1.0 billion last quarter due to the completed sales of revolving commercial loans and commercial aircraft.

  Receivables at CIT Bank grew approximately $475 million during the quarter to $2.0 billion.

  The Company has a $33 million receivable due from Lehman Brothers Special Financing Inc. stemming from the termination of derivative transactions, which we are monitoring for collectability. We have no other direct exposure to Lehman Brothers entities.

Share Count

  Average common shares outstanding increased to 285.5 million from 264.4 million at the end of June 2008 due to the full quarter impact of the issuance of 91 million common shares in April.

  Given our current income levels and stock price, the earnings per share and other per share calculations do not include the potential dilutive effects of outstanding convertible preferred stock (convertible into 45.5 million common shares) and other potentially dilutive securities.

Segment Results:

Corporate Finance

  Total net revenues (the sum of net finance revenue and other income) decreased 2% from last quarter on a smaller average asset base and lower other income, including fewer gains from equipment sales.

  Net finance revenue as a percentage of average earning assets increased approximately 10 basis points from last quarter as portfolio yield improvement outpaced increased interest expense.

  New business volume ($1.5 billion) declined 16% from last quarter, reflecting market conditions and management of new origination volumes. The current quarter volume includes approximately $600 million of loans originated by CIT Bank.

  Net charge-offs increased over the prior quarter reflecting a charge taken to foreclose on a real estate loan that has been transferred to repossessed assets. Non-performing assets increased from last quarter, reflecting the deteriorating economic environment.

  Return on risk-adjusted capital of 6% declined from 9% in the prior quarter, primarily reflecting the increase in credit costs and lower other income.

Transportation Finance

  Total net revenues were down from last quarter, primarily driven by fewer asset sales, in both aerospace and rail. Our commercial aircraft portfolio continued to be fully utilized, including one aircraft with a memorandum of intent pending final lease negotiations. Rail utilization remained solid at 96% including customer commitments to lease (flat with last quarter).

  Net finance revenue as a percentage of average earning assets after depreciation was down from last quarter on lower operating lease margins, primarily in rail.

  Volume was down from last quarter as we took delivery of fewer aircraft.

  Credit quality remained strong, with continued net recoveries and low levels of delinquencies and non-performing assets.

  Return on risk-adjusted capital was 16% compared to 21% last quarter.

Trade Finance

  Total net revenues were up 12% from last quarter as seasonally higher volume resulted in higher factoring commissions.

  Net finance revenue as a percentage of average earning assets increased modestly.

  Most of the increase in net charge-offs over last quarter relates to one retailer in bankruptcy. Both delinquencies and non-performing assets were down as a percentage of receivables.

  Return on risk-adjusted capital increased to 14% from 13% last quarter.

Vendor Finance

  Total net revenues were up from last quarter on higher interest income and lower impairment charges related to retained securitization interests.

  Net finance revenue as a percentage of average earning assets after depreciation was up slightly from last quarter on improved pricing.

  Charge-offs increased approximately $19 million from the prior quarter primarily due to certain previously-acquired receivables for which management revised its outlook with respect to collectability.

  Delinquencies and non-performing asset levels both declined, in amounts and as a percentage of average receivables.

  Total new business volume dropped from the prior quarter, reflecting declines in both the U.S. and Europe, as we managed our asset growth.

  Results include the aforementioned goodwill and intangible impairment charges.

  Return on risk-adjusted capital excluding the goodwill and intangible impairment charges was 2.3%, down from 5.6% last quarter, due to the higher provision for credit losses.

Consumer

  Total net revenues were flat with last quarter.

  Net charge-offs increased from last quarter as the decline in charge-offs in the unsecured consumer loan portfolios was offset by an increase in student loan charge-offs. Delinquencies were up reflecting a modest increase in U.S. government-guaranteed student loans, while non-performing assets were up in the private student loan portfolio.

  Reserves for credit losses were increased by $23 million for the private student loan portfolio.

  We are no longer originating any student loans, but we continue to service our $12.3 billion portfolio, $11.6 billion of which are U.S. government-guaranteed loans.

  Returns were not meaningful for the quarter as the large provision for credit losses resulted in a loss for the segment.

Corporate and Other

  The current quarter includes charges of approximately $45 million of interest costs associated with discontinued operations and a provision for credit losses of $36 million to build reserves.

  During the quarter, approximately $12 million of net interest costs were incurred as a result of maintaining higher than average cash balances for liquidity.

  Corporate and other results for the quarter also include $20.1 million of preferred stock dividends.

Discontinued Operation (Home Lending)

  On July 1, we announced the sale of the home lending business and manufactured housing portfolio. The sale of assets and assumption of debt were completed in early July and we received approximately $1.75 billion of the total $1.8 billion cash consideration. Final payment will be received upon closing the servicing operation sale, which is expected in the first quarter of 2009. We have no residual risk on this transaction outside of normal representations and warranties which have been reserved for as part of the net loss recorded.

  Results for the quarter included the reversal of $43 million of excess accrued transaction costs.

Conference Call and Webcast:

     We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 9:00 am (EDT). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EDT) October 23, 2008, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 70176554, or at the following website: http://ir.cit.com.

About CIT:

     CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com.

Forward-Looking Statements:

     This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. The transactions, plans and arrangements related to the Company’s liquidity plan and described in this release are subject to a number of uncertainties, and there can be no assurances that any or all such transactions, plans or arrangements will be undertaken, or, if undertaken, completed, or if completed, will be completed on the agreed terms. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

###

Contact:

Investor Relations	Kenneth A.	Executive Vice President,	(212) 771-9650
	Brause	Investor Relations	Investor.Relations@cit.com
Media Relations	C. Curtis Ritter	Director of External	(212) 461-7711
		Communications and	curt.ritter@cit.com
Media Relations

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Finance revenue	$1,399.9	$1,409.2	$1,601.7	$4,305.3	$4,599.3
Interest expense	(765.3)	(747.1)	(878.6)	(2,344.5)	(2,516.3)
Depreciation on operating lease equipment	(284.7)	(280.1)	(304.7)	(859.4)	(860.6)

Net finance revenue	349.9	382.0	418.4	1,101.4	1,222.4
Provision for credit losses	(210.3)	(152.2)	(63.9)	(609.2)	(112.4)

Net finance revenue after credit provision	139.6	229.8	354.5	492.2	1,110.0
Valuation allowance for receivables held for sale	–	13.6	–	(103.9)	(22.5)

Net finance revenue, after credit provision and valuation allowance	139.6	243.4	354.5	388.3	1,087.5
Other income	142.7	155.3	276.9	476.5	1,094.8

Total net revenue after valuation allowance	282.3	398.7	631.4	864.8	2,182.3
Salaries and general operating expenses	(306.2)	(318.1)	(343.4)	(928.0)	(1,026.4)
Goodwill and intangible assets impairment charges	(455.1)	–	–	(455.1)	–
Provision for severance and facilities exiting activities	(28.4)	(17.0)	(2.3)	(114.5)	(37.2)
Gain/(loss) on debt and debt-related derivative extinquishments	–	5.5	–	(142.6)	(139.3)

(Loss) income from continuing operations before provision for income taxes and minority interest	(507.4)	69.1	285.7	(775.4)	979.4
Benefit (provision) for income taxes	206.3	(21.2)	(76.1)	281.5	(248.4)
Minority interest, after tax	(0.5)	0.2	(1.1)	(11.3)	(1.4)

Net (loss) income from continuing operations, before preferred stock dividends	(301.6)	48.1	208.5	(505.2)	729.6

Income (loss) from discontinued operation before income taxes	42.1	(2,551.1)	(419.0)	(2,704.8)	(1,111.9)
(Provision) benefit for income taxes	(37.7)	435.3	171.7	595.4	424.5

Income (loss) from discontinued operation	4.4	(2,115.8)	(247.3)	(2,109.4)	(687.4)

Net (loss) income before preferred stock dividends	(297.2)	(2,067.7)	(38.8)	(2,614.6)	42.2
Preferred stock dividends	(20.1)	(16.7)	(7.5)	(44.3)	(22.5)

Net (loss) income (attributable) available to common stockholders	$(317.3)	$(2,084.4)	$(46.3)	$(2,658.9)	$19.7

Basic Earnings Per Common Share
(Loss) income from continuing operations	$(1.13)	$0.12	$1.06	$(2.22)	$3.68
Income (loss) from discontinued operation	0.02	(8.00)	(1.30)	(8.54)	(3.58)

Net (loss) income	$(1.11)	$(7.88)	$(0.24)	$(10.76)	$0.10

Diluted Earnings Per Common Share
(Loss) income from continuing operations	$(1.13)	$0.12	$1.05	$(2.22)	$3.63
Income (loss) from discontinued operation	0.02	(8.00)	(1.29)	(8.54)	(3.53)

Net (loss) income	$(1.11)	$(7.88)	$(0.24)	$(10.76)	$0.10

Number of shares - basic (thousands)	285,509	264,381	189,930	247,191	191,946
Number of shares - diluted (thousands)	285,509	264,381	191,527	247,191	194,933
Other Income
Fees and other income(1)	$68.0	$66.9	$141.2	$207.6	$445.7
Factoring commissions	52.3	46.9	60.1	148.4	165.0
Gains (losses) on receivable sales and syndication fees	13.6	(3.3)	29.1	15.0	128.5
Gains on sales of leasing equipment	26.8	56.0	28.1	130.6	91.2
Money market fund investment impairment charge	(18.0)	–	–	(18.0)	–
(Losses) gains on securitizations	–	(11.2)	18.4	(7.1)	33.8
Gain on loan portfolio dispositions	–	–	–	–	230.6

Total other income	$142.7	$155.3	$276.9	$476.5	$1,094.8

(1) Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion net of impairment charge, advisory and agent fees, as well as income from joint ventures.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2008	December 31, 2007

ASSETS
Financing and leasing assets held for investment:
Finance receivables	$54,534.0	$53,760.9
Reserve for credit losses	(855.7)	(574.3)

Net finance receivables	53,678.3	53,186.6
Operating lease equipment, net	12,359.5	12,610.5
Financing and leasing assets held for sale	607.0	1,260.2
Cash and cash equivalents	7,703.3	6,752.5
Retained interests in securitizations	1,212.4	1,170.0
Goodwill and intangible assets, net	688.7	1,152.5
Other assets	4,677.7	5,172.5
Assets of discontinued operation	44.2	9,308.6

Total Assets	$80,971.1	$90,613.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
Bank credit facilities	$5,200.0	$–
Secured borrowings	16,953.0	12,644.4
Senior unsecured notes	42,197.1	49,365.8
Junior subordinated notes	1,440.0	1,440.0
Commercial paper	–	2,822.3

Total debt	65,790.1	66,272.5
Deposits	2,248.3	2,745.8
Credit balances of factoring clients	3,551.7	4,542.2
Accrued liabilities and payables	3,611.7	5,196.6
Liabilities of discontinued operation	–	4,838.2

Total Liabilities	75,201.8	83,595.3
Minority interest	53.3	57.5

Stockholders' Equity:
Preferred stock	1,075.0	500.0
Common stock	3.1	2.1
Paid-in capital	11,272.8	10,453.9
Accumulated deficit	(5,608.7)	(2,949.8)
Accumulated other comprehensive income	139.9	194.8
Less: treasury stock, at cost	(1,166.1)	(1,240.4)

Total Common Stockholders' Equity	4,641.0	6,460.6

Total Stockholders' Equity	5,716.0	6,960.6

Total Liabilities and Stockholders' Equity	$80,971.1	$90,613.4

Other Assets
Receivables from derivative counterparties	$981.6	$1,462.4
Deposits on commercial aerospace flight equipment	687.8	821.7
Accrued interest and dividends	531.4	703.5
Investments in and receivables from non-consolidated subsidiaries	48.1	233.8
Repossessed assets and off-lease equipment	72.8	20.7
Equity and debt investments	447.8	376.2
Furniture and fixtures	174.2	190.8
Prepaid expenses	109.5	131.4
Miscellaneous receivables and other assets	1,624.5	1,232.0

	$4,677.7	$5,172.5

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	September 30, 2008	June 30, 2008	September 30, 2007
Corporate Finance
Finance receivables	$21,294.3	$20,841.4	$20,232.1
Operating lease equipment, net	287.4	323.0	229.9
Financing and leasing assets held for sale	254.9	396.6	904.6

Owned assets	21,836.6	21,561.0	21,366.6

Finance receivables securitized and managed by CIT	954.5	1,210.5	1,636.9

Managed assets	22,791.1	22,771.5	23,003.5

Transportation Finance
Finance receivables	2,665.7	2,554.4	2,477.8
Operating lease equipment, net	11,011.4	10,931.8	10,601.9
Financing and leasing assets held for sale	254.3	448.6	4.2

Owned assets	13,931.4	13,934.8	13,083.9

Trade Finance
Finance receivables	6,972.9	6,237.4	7,945.6
Financing and leasing assets held for sale	8.0	88.0	–

Owned assets	6,980.9	6,325.4	7,945.6

Vendor Finance
Finance receivables	10,882.2	10,699.8	10,169.9
Operating lease equipment, net	1,060.7	1,087.6	1,098.5
Financing and leasing assets held for sale	16.8	6.7	1,418.3

Owned assets	11,959.7	11,794.1	12,686.7

Finance receivables securitized and managed by CIT	2,440.6	3,642.2	4,211.4

Managed assets	14,400.3	15,436.3	16,898.1

Consumer
Finance receivables - student lending	12,347.9	12,435.2	10,960.3
Finance receivables - other	371.0	455.5	810.5
Financing and leasing assets held for sale	73.0	76.8	649.3

Owned assets	12,791.9	12,967.5	12,420.1

Other
Equity investments	261.5	258.9	138.7

Consolidated Totals
Finance receivables	$54,534.0	$53,223.7	$52,596.2
Operating lease equipment, net	12,359.5	12,342.4	11,930.3
Other financing and leasing assets held for sale	607.0	1,016.7	2,976.4

Financing and leasing assets excl. equity investments	67,500.5	66,582.8	67,502.9
Equity investments	261.5	258.9	138.7

Owned assets	67,762.0	66,841.7	67,641.6
Finance receivables securitized and managed by CIT	3,395.1	4,852.7	5,848.3

Managed assets	$71,157.1	$71,694.4	$73,489.9

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended			Nine Months Ended
Corporate Finance	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net finance revenue, before depreciation	$155.5	$157.3	$170.1	$497.2	$523.4
Other income	47.7	50.3	99.3	161.8	530.3
Depreciation on operating lease equipment	(8.1)	(8.2)	(7.5)	(25.5)	(27.9)
Provision for credit losses	(44.2)	(24.5)	(13.0)	(105.3)	(44.8)
Salaries & general operating expenses	(98.5)	(96.7)	(116.9)	(309.4)	(348.7)
Other pre-tax items	–	13.6	–	(103.9)	(22.5)

Income from continuing operations before taxes & other items	52.4	91.8	132.0	114.9	609.8
(Provision) benefit for income taxes & other after-tax items	(15.5)	(33.1)	(48.7)	(39.5)	(227.1)

Net income (loss) from continuing operations	$36.9	$58.7	$83.3	$75.4	$382.7

Return on risk-adjusted capital	5.9%	9.0%	14.0%	3.9%	21.6%
New business volume	$1,497.7	$1,776.5	$3,582.4	$5,435.4	$11,793.2

Transportation Finance
Net finance revenue, before depreciation	$241.8	$246.7	$229.8	$732.0	$667.6
Other income	15.1	34.4	20.4	89.2	57.5
Depreciation on operating lease equipment	(148.1)	(142.2)	(136.7)	(439.8)	(407.3)
Provision for credit losses	0.7	0.1	3.0	1.2	25.1
Salaries & general operating expenses	(31.8)	(34.2)	(35.5)	(106.6)	(104.2)
Other pre-tax items	–	–	–	–	–

Income from continuing operations before taxes & other items	77.7	104.8	81.0	276.0	238.7
(Provision) benefit for income taxes & other after-tax items	(8.5)	(13.3)	(10.7)	(30.8)	(29.2)

Net income from continuing operations	$69.2	$91.5	$70.3	$245.2	$209.5

Return on risk-adjusted capital	16.1%	21.2%	16.8%	19.1%	17.1%
New business volume	$596.2	$727.0	$757.5	$2,033.3	$2,140.0

Trade Finance
Net finance revenue	$31.6	$30.8	$45.1	$98.7	$128.5
Other income	63.6	54.1	72.4	183.6	206.5
Provision for credit losses	(15.3)	(10.9)	(7.8)	(35.8)	(26.0)
Salaries & general operating expenses	(34.2)	(33.3)	(39.5)	(106.7)	(121.1)

Income from continuing operations before taxes & other items	45.7	40.7	70.2	139.8	187.9
(Provision) benefit for income taxes & other after-tax items	(17.2)	(14.5)	(26.7)	(52.0)	(71.7)

Net income from continuing operations	$28.5	$26.2	$43.5	$87.8	$116.2

Return on risk-adjusted capital	14.1%	12.9%	18.6%	14.3%	17.4%

Vendor Finance
Net finance revenue, before depreciation	$252.7	$252.4	$306.4	$771.1	$849.8
Other income	18.6	16.0	76.8	46.5	267.4
Depreciation on operating lease equipment	(128.6)	(129.8)	(160.8)	(394.4)	(426.0)
Provision for credit losses	(49.9)	(22.6)	(7.5)	(100.6)	(23.7)
Salaries & general operating expenses	(101.0)	(101.6)	(124.3)	(306.6)	(359.7)
Other pre-tax items*	(455.1)	–	–	(455.1)	–

(Loss) income from continuing operations before taxes & other items	(463.3)	14.4	90.6	(439.1)	307.8
Benefit (provision) for income taxes & other after-tax items	108.5	(3.5)	(32.4)	102.0	(103.2)

Net (loss) income from continuing operations	$(354.8)	$10.9	$58.2	$(337.1)	$204.6

Return on risk-adjusted capital	-93.7%	2.7%	13.1%	-27.6%	17.1%
New business volume	$1,791.5	$2,366.0	$2,296.4	$6,398.3	$7,068.9

Consumer
Net finance revenue	$38.8	$39.0	$36.5	$105.0	$103.9
Other income	1.1	0.9	7.3	(6.4)	42.5
Provision for credit losses	(65.9)	(33.1)	(13.3)	(248.6)	(29.0)
Salaries & general operating expenses	(16.8)	(15.6)	(18.4)	(53.7)	(71.0)

(Loss) income from continuing operations before taxes & other items	(42.8)	(8.8)	12.1	(203.7)	46.4
(Provision) benefit for income taxes & other after-tax items	19.1	9.0	(2.7)	85.0	(10.5)

Net (loss) income from continuing operations	$(23.7)	$0.2	$9.4	$(118.7)	$35.9

Return on risk-adjusted capital	-38.5%	0.3%	7.0%	-61.8%	9.2%
New business volume	$38.9	$126.7	$1,992.5	$1,375.6	$5,661.6

Corporate and Other
Net finance revenue, before depreciation	$(85.8)	$(64.1)	$(64.8)	$(243.2)	$(190.2)
Other income	(3.4)	(0.4)	0.7	1.8	(9.4)
Depreciation on operating lease equipment	0.1	0.1	0.3	0.3	0.6
Provision for credit losses	(35.7)	(61.2)	(25.3)	(120.1)	(14.0)
Salaries & general operating expenses	(23.9)	(36.7)	(8.8)	(45.0)	(21.7)
Other pre-tax items**	(28.4)	(11.5)	(2.3)	(257.1)	(176.5)

(Loss) from continuing operations before taxes & other items	(177.1)	(173.8)	(100.2)	(663.3)	(411.2)
Benefit for income taxes & other after-tax items	119.4	34.4	44.0	205.5	191.9

Net (loss) from continuing operations, before preferred dividends	$(57.7)	$(139.4)	$(56.2)	$(457.8)	$(219.3)

Return on risk-adjusted capital from continuing operations	-4.6%	-8.7%	-3.3%	-10.1%	-4.3%

*	The September 2008 amounts include a goodwill and intangible asset impairment charge of $455.1 million.

**	The September 2008 YTD amount includes $148.1 million charge related to debt extinguishment and $114.5 million charge for severance and facilities exiting activities.

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended						Nine Months Ended
	September 30, 2008		June 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007
Net Credit Losses - Owned as a Percentage of
Average Finance Receivables
Corporate Finance	$40.8	0.77%	$25.2	0.47%	$16.5	0.33%	$105.5	0.65%	$47.0	0.31%
Transportation Finance	(0.7)	-0.11%	–	–	(3.3)	-0.56%	(1.3)	-0.07%	(25.4)	-1.49%
Trade Finance	17.7	1.08%	12.1	0.74%	7.2	0.39%	38.8	0.77%	24.1	0.47%
Vendor Finance	39.8	1.46%	21.2	0.79%	13.3	0.51%	80.5	1.00%	35.7	0.47%

Commercial Segments	97.6	0.95%	58.5	0.56%	33.7	0.34%	223.5	0.71%	81.4	0.27%
Consumer	29.9	0.93%	28.2	0.87%	13.5	0.49%	88.9	0.92%	28.7	0.37%

Total	$127.5	0.94%	$86.7	0.64%	$47.2	0.37%	$312.4	0.76%	$110.1	0.29%

Net Credit Losses - Managed as a Percentage of
Average Managed Finance Receivables
Corporate Finance	$42.2	0.76%	$28.8	0.50%	$18.0	0.34%	$113.3	0.66%	$53.6	0.33%
Transportation Finance	(0.7)	-0.11%	–	–	(3.3)	-0.56%	(1.3)	-0.07%	(25.4)	-1.49%
Trade Finance	17.7	1.08%	12.1	0.74%	7.2	0.39%	38.8	0.77%	24.2	0.47%
Vendor Finance	48.2	1.38%	33.3	0.97%	19.1	0.52%	110.8	1.02%	51.0	0.48%

Commercial Segments	107.4	0.95%	74.2	0.65%	41.0	0.36%	261.6	0.75%	103.4	0.31%
Consumer	29.9	0.93%	28.2	0.87%	13.5	0.49%	88.9	0.92%	28.7	0.37%

Total	$137.3	0.94%	$102.4	0.70%	$54.5	0.39%	$350.5	0.78%	$132.1	0.32%

Finance Receivables Past Due 60 days or more - Owned as a Percentage of Finance Receivables	September 30, 2008		June 30, 2008		September 30, 2007

Corporate Finance	$386.5	1.81%	$535.2	2.57%	$174.0	0.86%
Transportation Finance	6.1	0.23%	6.2	0.24%	11.4	0.46%
Trade Finance	131.3	1.88%	125.9	2.02%	78.8	0.99%
Vendor Finance	296.9	2.73%	311.7	2.91%	277.0	2.72%

Commercial Segments	820.8	1.96%	979.0	2.43%	541.2	1.33%
Consumer	649.0	5.10%	642.5	4.98%	616.2	5.24%

Total	$1,469.8	2.70%	$1,621.5	3.05%	$1,157.4	2.20%

Non-performing Assets - Owned as a Percentage of Finance Receivables	September 30, 2008		June 30, 2008		September 30, 2007

Corporate Finance	$603.2	2.83%	$540.2	2.59%	$223.9	1.11%
Transportation Finance	5.5	0.20%	–	–	4.3	0.17%
Trade Finance	83.9	1.20%	83.3	1.34%	49.5	0.62%
Vendor Finance	178.9	1.64%	195.7	1.83%	142.0	1.40%

Commercial Segments	871.5	2.08%	819.2	2.03%	419.7	1.03%
Consumer	190.5	1.50%	166.7	1.29%	7.3	0.06%

Total	$1,062.0	1.95%	$985.9	1.85%	$427.0	0.81%

Finance Receivables Past Due 60 days or more - Managed as a Percentage of Managed Financial Assets	September 30, 2008		June 30, 2008		September 30, 2007

Corporate Finance	$415.8	1.85%	$561.2	2.50%	$180.8	0.79%
Transportation Finance	6.1	0.21%	6.2	0.21%	11.4	0.46%
Trade Finance	131.3	1.88%	125.9	1.99%	78.8	0.99%
Vendor Finance	441.6	3.31%	470.1	3.28%	449.7	2.85%

Commercial Segments	994.8	2.17%	1,163.4	2.52%	720.7	1.47%
Consumer	649.0	5.07%	642.5	4.95%	616.2	4.96%

Total	$1,643.8	2.81%	$1,805.9	3.06%	$1,336.9	2.18%

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
Continuing Operations Profitability	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net finance revenue as a percentage of AEA	2.20%	2.34%	2.74%	2.27%	2.73%
Net finance revenue after provision as a percentage of AEA	0.88%	1.41%	2.32%	1.02%	2.48%
Salaries and general operating expenses as a percentage of AMA(1)	1.80%	1.83%	2.07%	1.78%	2.11%
Efficiency ratio(2)	62.2%	59.2%	49.4%	58.8%	44.3%
Return on average common stockholders' equity	-25.7%	2.0%	11.9%	-12.1%	13.8%
Return on AEA	-2.02%	0.19%	1.32%	-1.13%	1.58%
Return on AMA	-1.90%	0.18%	1.21%	-1.05%	1.45%

See "Non-GAAP Disclosures" for additional information regarding profitability ratio and metric comparisons.
(1) The salaries and general operating expenses do not include the provision for severance and real estate exiting activities.
(2) The efficiency ratio is the ratio of salaries and general operating expenses (excluding the provision for severance and real estate exiting activities) to total net revenues (before provision for credit losses and valuation allowance).

Average Balances
Average Finance Receivables (AFR)	$54,109.4	$54,524.6	$51,030.6	$54,667.6	$50,030.4
Average Earning Assets (AEA)	63,742.6	65,184.2	61,036.8	64,594.6	59,619.5
Average Managed Assets (AMA)	67,862.1	69,519.5	66,307.2	69,547.0	64,954.7
Average Operating Leases (AOL)	12,576.5	12,610.6	11,963.3	12,571.9	11,626.3
Average Common Stockholders' Equity	5,003.0	6,411.6	6,763.3	6,030.8	6,837.0

Consolidated Capital and Leverage	September 30, 2008	June 30, 2008	September 30, 2007

Total tangible stockholders' equity to managed assets	9.16%	9.02%	8.82%
Tangible book value per common share	$14.02	$13.86	$27.60
Book value per common share	$16.43	$17.94	$35.30
Outstanding common shares (in millions)	285.5	285.2	189.6

Reserve for Credit Losses (Continuing Operations)

Reserve for credit losses (excluding specific reserves) as a percentage of finance receivables, excluding guaranteed student loans	1.32%	1.34%	1.20%
Reserve for credit losses as a percentage of finance receivables	1.57%	1.47%	1.00%
Reserve for credit losses as a percentage of non-performing assets	80.6%	79.2%	123.7%
Reserve for credit losses as a percentage of non-performing assets, excluding student lending	75.5%	74.1%	123.7%
Reserve for credit losses as a percentage of non-performing assets, excluding guaranteed student loans	79.7%	78.2%	123.7%

CIT GROUP INC. AND SUBSIDIARIES
Select Concentration Data
(dollars in millions unless specified)

Commercial Aerospace Portfolio:

	September 30, 2008		June 30, 2008		September 30, 2007
By Region:	Net Investment	Number	Net Investment	Number	Net Investment	Number
Europe	$2,796.6	90	$2,867.5	92	$2,900.0	90
U.S. and Canada	1,166.5	68	1,145.5	67	1,370.5	62
Asia Pacific	2,384.9	82	2,468.8	83	2,013.2	77
Latin America	1,218.8	40	1,291.8	42	1,073.7	34
Africa / Middle East	424.2	11	513.3	11	493.2	13

Total	$7,991.0	291	$8,286.9	295	$7,850.6	276

By Manufacturer:
Boeing	$3,452.3	158	$3,594.1	161	$3,539.6	151
Airbus	4,508.7	132	4,684.1	133	4,301.7	124
Other	30.0	1	8.7	1	9.3	1

Total	$7,991.0	291	$8,286.9	295	$7,850.6	276

By Body Type (1):
Narrow body	$6,126.9	233	$6,221.7	235	$5,879.7	216
Intermediate	1,623.3	45	1,773.4	48	1,652.4	45
Wide body	210.8	12	283.1	11	309.2	14
Other	30.0	1	8.7	1	9.3	1

Total	$7,991.0	291	$8,286.9	295	$7,850.6	276

By Product:
Operating lease	$7,023.4	215	$7,304.0	219	$6,729.9	209
Leveraged lease (other)	42.8	2	41.1	2	40.8	2
Leveraged lease (tax optimized)	49.1	1	46.6	1	45.0	1
Capital lease	152.5	6	209.6	8	231.2	9
Loan	723.2	67	685.6	65	803.7	55

Total	$7,991.0	291	$8,286.9	295	$7,850.6	276

Number of accounts	110		114		102
Weighted average age of fleet (years)	6		6		6
Largest customer net investment	$280.2		$282.8		$279.7
Off-lease aircraft	1		–		–

New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2007 (Remaining 2007)					$0.6	10
2008 (Remaining 2008)	$0.4	7	$0.6	10	1.4	23
2009	0.9	14	0.9	14	0.9	14
2010	1.2	21	1.2	21	1.2	21
2011	1.3	25	1.3	25	0.8	18
2012	1.1	18	1.0	14	0.7	11
Thereafter	3.2	36	2.7	30	1.9	15

Total	$8.1	121	$7.7	114	$7.5	112

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions, except per share amounts)

	September 30, 2008	June 30, 2008	September 30, 2007
Managed assets (1):
Finance receivables	$54,534.0	$53,223.7	$52,596.2
Operating lease equipment, net	12,359.5	12,342.4	11,930.3
Financing and leasing assets held for sale	607.0	1,016.7	2,976.4
Equity and venture capital investments (included in other assets)	261.5	258.9	138.7

Total financing and leasing portfolio assets	67,762.0	66,841.7	67,641.6
Securitized assets	3,395.1	4,852.7	5,848.3

Managed assets	$71,157.1	$71,694.4	$73,489.9

Earning assets (2):
Total financing and leasing portfolio assets	$67,762.0	$66,841.7	$67,641.6
Credit balances of factoring clients	(3,551.7)	(3,189.7)	(4,527.2)

Earning assets	$64,210.3	$63,652.0	$63,114.4

Tangible equity (3):
Total common equity	$4,641.0	$5,079.7	$6,669.4
Other comprehensive income relating to derivative financial instruments	57.8	40.9	29.9
Unrealized gain on securitization investments	(7.0)	(3.3)	(7.3)
Goodwill and intangible assets	(688.7)	(1,165.6)	(1,459.1)

Tangible common equity	4,003.1	3,951.7	5,232.9
Junior subordinated notes and convertible debt	1,440.0	1,440.0	750.0
Preferred stock	1,075.0	1,075.0	500.0

Tangible equity	$6,518.1	$6,466.7	$6,482.9

	Quarters Ended			Nine Months Ended
Total net revenues(4)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net Finance Revenue	$349.9	$382.0	$418.4	$1,101.4	$1,222.4
Other Income	142.7	155.3	276.9	476.5	1,094.8

Total net revenues	$492.6	$537.3	$695.3	$1,577.9	$2,317.2

	Quarters Ended
Earnings from continuing operations, net of preferred dividends(5)	September 30, 2008	EPS	June 30, 2008	EPS	September 30, 2007	EPS

Net income (loss) from continuing operations, before preferred stock
dividends	$(301.6)	$(1.06)	$48.1	$0.18	$208.5	$1.09
Preferred stock dividends(5)	(20.1)	(0.07)	(16.7)	(0.06)	(7.5)	(0.04)

Income (loss) from continuing operations, net of preferred dividends	$(321.7)	$(1.13)	$31.4	$0.12	$201.0	$1.05

	Nine Months Ended
	September 30, 2008	EPS	September 30, 2007	EPS
Net income (loss) from continuing operations, before preferred stock dividends	$(505.2)	$(2.04)	$729.6	$3.74
Preferred stock dividends(5)	(44.3)	(0.18)	(22.5)	(0.11)

Income (loss) from continuing operations, net of preferred dividends	$(549.5)	$(2.22)	$707.1	$3.63

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.

5) Preferred dividends are presented as a reduction to net income (loss) from continuing operations to reflect the ongoing capital commitment associated with these shares.